EXHIBIT 8.1

SUBSIDIARIES OF CTRIP.COM INTERNATIONAL, LTD.

Wholly-Owned Subsidiaries:

Ctrip.com (Hong Kong) Limited, a Hong Kong company

Ctrip Computer Technology (Shanghai) Co., Ltd., a PRC company

Ctrip Travel Information Technology (Shanghai) Co., Ltd., a PRC company

Ctrip Travel Network Technology (Shanghai) Co., Ltd., a PRC company

C-Travel International Limited, a Cayman Islands company

Consolidated Variable Interest Entities:

Beijing Ctrip International Travel Agency Co., Ltd. (formerly Beijing Chenhao Xinye Air-Ticketing Service Co., Ltd.)

Shanghai Ctrip Commerce Co., Ltd.

Guangzhou Ctrip Travel Agency Co., Ltd. (formerly Guangzhou Guangcheng Commercial Service Co., Ltd.)

Shanghai Huacheng Southwest Travel Agency Co., Ltd.

Shanghai Ctrip Charming International Travel Agency Co., Ltd. (formerly Shanghai Cuiming International Travel Agency Co., Ltd)

Shenzhen Shencheng Information Consulting Service Co., Ltd.